EXHIBIT 99.1
CONSOLIDATED WATER CO. LTD. REPORTS
THIRD QUARTER OPERATING RESULTS
COMPANY’S CAYMAN ISLAND OPERATIONS UNAFFECTED BY HURRICANE PALOMA
GEORGE TOWN, Grand Cayman, Cayman Islands (November 10, 2008) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported its operating results for the third quarter and first nine months of 2008. The Company will host an investor conference call tomorrow – Tuesday, November 11, 2008 — at 10:00 a.m. EST (see details below).
Revenues for the three months ended September 30, 2008 increased 28% to approximately $15.2 million, compared with approximately $11.9 million in the third quarter of 2007. Retail water sales were relatively unchanged at approximately $4.7 million in the quarters ended September 30th of both 2008 and 2007. Bulk water revenues rose 32% to approximately $7.1 million, versus $5.4 million in the corresponding period of the previous year. Services revenues increased 84% to approximately $3.4 million, compared with approximately $1.8 million in the third quarter of 2007. Net income declined 29% to $1,780,017, or $0.12 per diluted share, in the quarter ended September 30, 2008, compared with net income of $2,509,164, or $0.17 per diluted share, in the three months ended September 30, 2007. The decline in net income was principally the result of the loss recorded for the Company’s equity in the results of its affiliate, OC-BVI, and the lack of profit sharing income from OC-BVI for the most recent quarter, as compared to the equity in the results and profit sharing amounts recorded for OC-BVI in the prior-year period.
Consolidated gross profit increased 7% to approximately $4.6 million in the most recent quarter, versus approximately $4.3 million in the year-earlier quarter. The gross profit on Retail revenues approximated $3.0 million (63% of revenues) in the quarter ended September 30, 2008, compared with approximately $2.9 million (62% of revenues) in the three months ended September 30, 2007. The gross profit on Bulk revenues increased to approximately $1.0 million (15% of revenues), compared with approximately $0.8 million (15% of revenues) a year earlier. The gross profit on Services revenues approximated $0.6 million and $0.6 million in the quarters ended September 30, 2008 and 2007, respectively.
General and administrative expenses were reduced by $338,880, or 14%, to approximately $2.1 million in the third quarter of 2008, from approximately $2.5 million in the prior-year quarter, primarily due to lower accrued bonuses and a reduction in professional fees.
Interest income decreased by $154,772, or 32%, to $326,880 in the most recent quarter, versus $481,652 in the three months ended September 30, 2007, reflecting a reduction in the rate of interest earned on the average balances invested in interest-bearing deposit accounts. Interest expense declined modestly to $436,077, from $456,605 a year earlier. Other income increased to $32,767 in the quarter ended September 30, 2008, versus $26,774 in the prior-year period.

The Company recorded a loss of ($639,546) related to its equity in the operating results of its British Virgin Islands affiliate, OC-BVI, during the most recent quarter, compared with income of $474,407 from its equity in the earnings of OC-BVI and profit sharing income from OC-BVI of $325,171 in the third quarter of 2007.
“A modest improvement in Retail gross margins, combined with a 32% increase in Bulk water sales, an 84% improvement in Services revenues, and a 14% decline in G&A expenses, allowed us to report a 35% increase in income from operations, to $2.5 million, in the third quarter of 2008,” observed Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “The increase in Bulk water sales primarily came from our Cayman and Bahamas operations. In Cayman, higher revenues reflected increases in diesel and electricity pass-through charges, while in the Bahamas we sold more water from our Blue Hills plant and also recorded an increase in diesel and electricity pass-through charges. Higher Services revenues resulted from an increase in project construction expenditures.”
“While we are pleased to report higher operating income from each of our operating segments during the third quarter of 2008, our consolidated results have continued to be adversely affected by our affiliate OC-BVI’s ongoing dispute with the BVI government over the ownership of its Baughers Bay plant,” continued Mr. McTaggart. “Our decision to adjust OC-BVI’s results to the cash basis as a result of this dispute caused us to report a ($639,546) loss from our equity in the BVI affiliate, versus prior-year income of $474,407. We also recorded no profit-sharing contribution from OC-BVI in the most recent quarter, compared with profit-sharing income of $325,171 in the third quarter of 2007. Overall, a downward variation in our third quarter net income of more than $1.4 million, when compared with the prior-year period, was attributable to the OC-BVI situation. Exclusive of our equity in the operating results of, and profit-sharing contributions by, our OC-BVI affiliate, the Company’s consolidated operations recorded a 42% increase in net income in the most recent quarter, when compared with the third quarter of 2007.”
For the nine months ended September 30, 2008, the Company’s revenues increased 20% to approximately $44.0 million, compared with approximately $36.6 million in the first nine months of 2007. Retail water sales were relatively unchanged at approximately $14.9 million in the nine months ended September 30, 2008, versus approximately $15.0 million in the nine months ended September 30, 2007. Bulk water revenues rose 26% to approximately $20.2 million, versus $16.0 million in the corresponding period of the previous year. Services revenues increased 59% to approximately $8.8 million, compared with approximately $5.5 million in the first nine months of 2007. The Company reported net income of $5,433,513, or $0.37 per diluted share, in the nine months ended September 30, 2008, compared with net income of $8,718,182, or $0.60 per diluted share, in the nine months ended September 30, 2007. The Company recorded a loss from its equity in the financial results of OC-BVI of approximately ($1.8 million) in the first nine months of 2008, versus income from its equity in OC-BVI and profit sharing in the income of OC-BVI of approximately $1.4 million and $654,000, respectively, in the prior-year period.
“Overall, with the exception of the uncertainty surrounding the OC-BVI dispute and its negative impact upon our earnings, management is pleased with our Company’s increase in revenues and operating income during the first nine months of 2008, a period when recessionary economic trends are causing many companies to report significant declines in sales and profitability,” continued Mr. McTaggart. “This reflects the relative stability of demand for potable water in most of our markets during economic downturns. While the ultimate resolution of the OC-BVI dispute must await the outcome of litigation currently working its way through the court system, we are pleased to report that the Company’s net income, even after taking into account the substantial negative impact of the OC-BVI situation, approximated 12% of total revenues in the first nine months of 2008.”
“On Saturday of last week, Hurricane Paloma passed close to the eastern end of Grand Cayman island, causing minor damage to homes and other properties. I am pleased to report that the Company’s plant and equipment did not sustain any damage from the storm, and we were able to continue delivering water to our retail customers in the Seven Mile Beach and West Bay areas throughout the storm event. As of 7:00 a.m. on Saturday, our operations were fully back to normal. We have offered assistance to our counterparts on the two other islands in the Cayman Islands group that unfortunately were severely impacted by the storm, and we wish them a speedy recovery,” concluded Mr. McTaggart.
The Company will host a conference call at 10:00 a.m. EST tomorrow – Tuesday, November 11, 2008. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 10:00 a.m. EST on November 11, 2008. A replay of the conference call will be available one hour after the call through November 18, 2008 at 5:00 p.m. EST by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 425273.
CWCO-E
About Consolidated Water Co. Ltd.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas and is currently constructing a seawater desalination plant in Bermuda. Additional information on the Company is available on its website at http://www.cwco.com.
Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) shares are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive
Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com
(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$34,192,556	$38,529,383
Accounts receivable, net	16,419,721	9,828,529
Inventory	1,882,775	1,381,225
Prepaid expenses and other current assets	2,391,155	1,411,231
Current portion of loans receivable	817,568	947,854

Total current assets	55,703,775	52,098,222

Property, plant and equipment, net	58,995,549	59,981,514
Construction in progress	6,132,728	4,989,779
Costs and estimated earnings in excess of billings — construction project	4,127,930	—
Inventory non-current	2,574,385	2,268,766
Loans receivable	1,738,345	2,329,262
Investment in and loan to affiliate	15,291,226	17,501,848
Intangible assets, net	2,302,433	2,881,900
Goodwill	3,587,754	3,587,754
Other assets	3,582,557	3,691,839

Total assets	$154,036,682	$149,330,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$7,346,692	$4,996,728
Dividends payable	1,005,880	60,719
Current portion of long term debt	1,438,694	1,142,255

Total current liabilities	9,791,266	6,199,702
Long term debt	21,213,101	22,358,338
Other liabilities	447,801	476,136
Minority interest in subsidiary	1,325,769	1,392,254

Total liabilities	32,777,937	30,426,430

Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 17,405 and 21,082 shares, respectively	10,444	12,650
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,524,134 and 14,507,486 shares, respectively	8,714,481	8,704,492
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	80,363,091	79,771,093
Retained earnings	31,584,762	29,853,720

	120,672,778	118,341,955

Non-controlling interests	585,967	562,499

Total stockholders’ equity	121,258,745	118,904,454

Total liabilities and stockholders’ equity	$154,036,682	$149,330,884

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Retail water revenues	$4,727,590	$4,668,974	$14,931,327	$15,052,499
Bulk water revenues	7,125,533	5,416,329	20,229,266	16,016,757
Services revenues	3,368,660	1,834,160	8,834,766	5,549,198

Total revenues	15,221,783	11,919,463	43,995,359	36,618,454

Cost of retail revenues	1,756,313	1,785,123	5,285,310	5,535,055
Cost of bulk revenues	6,091,494	4,590,947	17,201,253	13,032,456
Cost of services revenues	2,748,715	1,223,118	7,440,300	3,943,017

Total cost of revenues	10,596,522	7,599,188	29,926,863	22,510,528

Gross profit	4,625,261	4,320,275	14,068,496	14,107,926

General and administrative expenses	2,128,654	2,467,534	6,754,902	7,218,788

Income from operations	2,496,607	1,852,741	7,313,594	6,889,138

Other income (expense):
Interest income	326,880	481,652	1,097,120	1,409,861
Interest expense	(436,077)	(456,605)	(1,325,184)	(1,404,600)
Profit sharing in income from affiliate	—	325,171	—	653,806
Other income	32,767	26,774	77,534	117,655
Equity in earnings (loss) of affiliate	(639,546)	474,407	(1,772,570)	1,361,077

Other income (expense), net	(715,976)	851,399	(1,923,100)	2,137,799

Income before non-controlling and minority interests	1,780,631	2,704,140	5,390,494	9,026,937
Income (loss) attributable to non-controlling and minority interests	614	194,976	(43,019)	308,755

Net income	$1,780,017	$2,509,164	$5,433,513	$8,718,182

Basic earnings per common share	$0.12	$0.17	$0.37	$0.61

Diluted earnings per common share	$0.12	$0.17	$0.37	$0.60

Dividends declared per common share	$0.065	$0.065	$0.195	$0.195

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,523,016	14,495,546	14,516,869	14,370,522

Diluted earnings per share	14,543,485	14,530,119	14,538,785	14,478,249